AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 2001
                          REGISTRATION NO. 333-336787


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1

                                    FORM SB-2/A


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       IMAGE TECHNOLOGY LABORATORIES, INC.

            DELAWARE                        8011                     22-3531373
            --------                        ----                     ----------
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
IDENTIFICATION OF INCORPORATION) CLASSIFICATION CODE NUMBER)     OR ORGANIZATION
                                                                      NUMBER)


           167 SCHWENK DRIVE, KINGSTON, NEW YORK 12401 (845) 338-3366 (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                               DAVID RYON, MD, MS
                      CEO, PRESIDENT, CHAIRMAN OF THE BOARD
                   167 SCHWENK DRIVE, KINGSTON, NEW YORK 12401
                                 (845) 338-3366
           (NAME, ADDRESS AND TELEPHONE NUMBER FOR AGENT FOR SERVICE)

                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS, LLP
                         6 East 43rd Street, 25th Floor
                            New York, New York 10017
                            TELEPHONE (212) 661-3535
                            FACSIMILE (212) 972-1677

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /

Cover continued on next page



                         CALCULATION OF REGISTRATION FEE


==================================== ====================== ======================== =================== =================
                                                                                     Proposed
                                                                                     Maximum
                                                                                     Aggregate           Amount of
 Title of Each Class of              Amount to be           Proposed Maximum         Offering            Registration
 Securities to be Registered         Registered             Offering Price (1)       Price (1)           Fee
 ----------------------------------- ---------------------- ------------------------ ------------------- -----------------
 Class A $.50 Warrants                  2,500,300
 behalf of certain shareholders                                       --                     --
 ----------------------------------- ---------------------- ------------------------ ------------------- -------------------
 Common Stock issuable on exercise    2,500,300 Shares        $0.50 per share           $1,250,150
 of Class A selling shareholder
 warrants
 ----------------------------------- ---------------------- ------------------------ ------------------- -------------------
 Class B Warrants registered on       955,062
 behalf of certain shareholders                                       --                     --
 ----------------------------------- ---------------------- ------------------------ ------------------- -------------------
 Common Stock issuable on exercise    955,062               $0.40 per share             $382,025
 of Class B selling shareholder
   warrants
 ----------------------------------------------------------------------------------- ------------------- -------------------

 Total                                                                                  $1,632,175.00       $408.00(2)
 =================================== ====================== ======================== =================== ===================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  Fee paid with original filing on August 9, 2000.


Prospectus



                       IMAGE TECHNOLOGY LABORATORIES, INC.


    3,455,362 warrants previously issued and 3,455,362 shares of common stock underlying such warrants to be sold separately by selling shareholders


Net Proceeds to Image Technology............................................None


Price of shares and warrants
 offered by selling shareholders.........Prevailing market price at time of sale

           On September 14, 2001, our Board of Directors authorized extending the expiration dates of our Class A $.40 warrants and our Class B $.50 warrants from October 15, 2001 to April 15, 2002 and changed the redemption strike price from $2.00 to $1.00. This Prospectus is being delivered to existing warrantholders in connection with such extension.

           We trade on the OTC Bulletin Board under the symbol "ITML" with respect to our common stock and under the symbol "ITMLW and ITMLZ" with respect to the warrants. The warrants are detachable from the shares.

           Look carefully at the risk factors beginning on page 5 of this prospectus.

           Image Technology will receive none of the proceeds of previously registered shares or warrants sold by selling shareholders.

           This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

           Neither the SEC nor any other regulatory body has approved these shares or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.


                 THE DATE OF THIS PROSPECTUS IS OCTOBER 16, 2001

                                TABLE OF CONTENTS

Prospectus Summary............................................................ 3

Risk Factors.................................................................. 5

Dividend Policy...............................................................12

Management Discussion and Analysis of Financial
           Condition and Results of Operation.................................12

Description of Business.......................................................14

Management....................................................................22

Executive Compensation........................................................24

Principal Security holders....................................................27

Certain Relationships and Related Transactions................................27

Market for Securities.........................................................28

Description of Securities.....................................................29

Transfer Agent and Registrar..................................................32

Shares Eligible for Future Sale...............................................34

Legal Matters.................................................................34

Experts.......................................................................34

Where You Can Find More Information...........................................35

Index to Financial Statements ...............................................F-1

                               PROSPECTUS SUMMARY

           The following summary highlights information which we present more fully elsewhere in this prospectus. You should read this entire prospectus carefully.

Introduction

           Image Technology is a software developmental stage company which has entered the medical image management segment of the healthcare information systems market. We were incorporated in Delaware on December 5, 1997. Our principal executive offices are located at 167 Schwenk Drive, Kingston, New York 12401. Our phone number is (845) 338-3366.

Our Founders

           Presently we have only three employees, our founders, Drs. David Ryon, Carlton Phelps and Mr. Lewis Edwards. They own 7,288,750 shares of common stock, representing 70.67% of our outstanding 11,075,612 shares of common stock. In addition, they also own 1,500,000 shares of preferred stock, or 100% of the outstanding shares.

           Dr. Ryon is the founder of the Kingston Diagnostic Center in Kingston, New York and operated the Kingston Diagnostic Center as a sole proprietor from its inception in 1992 until the sale of the business to Rockland Radiological Group, P.C. in 1997. Dr. Phelps was Chief of Radiology at the Kingston Hospital where he served since May 1999. He is now employed full time by Image Technology. From 1996 to 1999, Dr. Phelps was employed by Kingston Diagnostic Radiology, P.C. and from 1995 to 1996, Dr. Phelps served as Director of Radiology at Child's Hospital in Albany, New York. Mr. Edwards has served as a senior technical staff member at IBM since 1993. He was an architect and lead software designer for IBM's RS/6000 SP, a massive parallel processor. From 1982 to 1993 he served as the head of engineering for Graphic Systems Labs, a CAD/CAM Independent Business Unit start-up company within IBM.

Our Company

           Through our three founders, we have designed and are developing a proprietary picture archiving and communications software system, or PACS, which we call ITLPACS, for use in the management of medical diagnostic images by hospitals and medical centers. A PACS inputs and stores diagnostic images in digital format from original imaging sources such as CT scans, MRIs, ultrasound, nuclear imaging and digital fluoroscopy.

           ITLPACS routes, archives and displays digital images linked to patient information from either radiology information systems or hospital information systems. ITLPACS has been designed to interface with hospital departments and radiology information systems so that patient data can be integrated with diagnostic images for improved record retrieval and increased accuracy of image interpretation. Using

ITLPACS, radiologists can read and interpret the digitized versions of diagnostic images from any terminal or computer to which they can be sent.

This facilitates:

                     - time-critical transfer of patient information between
                       hospital departments, such as from radiology to emergency room,
                     - rapid off-site consultations by specialists at remote
                       locations, or
                     - convenient home viewing by individual radiologists.

           Hospitals and other health organizations can use ITLPACS permanently to replace more costly and cumbersome image storage mediums such as film. Image Technology provides all support services, including:

                     - remote system,
                     - network, and
                     - database administration and management.

           We are also developing a unique display station which allows radiologists to simultaneously view multiple digitized images. ITLPACS has been designed to run under the Windows 2000 operating system and includes no-cost remote access to the imaging database via the Internet for on-call remote diagnosis or referring physician consultations.

           Our customers will include hospitals, medical centers and imaging centers in the northeastern United States. Image Technology will distribute ITLPACS through three channels:

                     - original equipment manufacturer relationships,
                     - partnerships, and
                     - direct distribution through its own sales
                       representatives.


           Since inception, we have incurred losses, resulting in an accumulated deficit of approximately $1,280,000 at June 30, 2001. We currently have no sources of revenue and expect to incur additional losses for the foreseeable future. Market acceptance of ITLPACS, which we introduced in the fiscal second quarter of 2001, is critical to our future success. We completed the initial phase of product development of ITLPACS in the third quarter of 2000. We do not expect to generate any revenues from planned operations prior to the fourth fiscal quarter of 2001. For a discussion of these and other risks relating to an investment in our common stock, see "Risk Factors" beginning on page 5.

The Offering

           On September 14, 2001, our Board of Directors authorized extending the expiration dates of our Class A $.40 warrants and our Class B $.50 warrants to April 15, 2002 and changed the redemption strike price from $2.00 to $1.00. The warrants are redeemable by Image Technology at $.05 per warrant if the common stock closing bid price exceeds $1.00 for 10 consecutive trading days.

                                  RISK FACTORS

           Please consider the following risk facts together with the other information presented in this prospectus including the financial statements and the notes thereto before investing in our common stock. The trading price of our common stock and warrants could decline due to any of the following risks, and you might lose all or part of your investment.

Our limited operating history makes it difficult to evaluate our prospects. We incorporated on December 5, 1997, and commenced operations January 1, 1998. Accordingly, we have only a limited operating history on which to evaluate our business. As a result of our limited operating history we may be unable to accurately forecast our revenues. Our relative lack of experience means that our business will have numerous personnel, operational, financial, regulatory and other risks not faced by more experienced competitors. We are still in our formative and development stage. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including:

                     -  unanticipated developmental expenses,

                     -  inventory costs,

                     -  employment costs, and

                     -  advertising and marketing expenses.

We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment.

As a result of the start-up nature of our business we expect to sustain substantial operating expenses without generating significant revenues. Accordingly, a failure to meet our revenue projections will have an immediate and negative impact on profitability. In addition, we cannot be certain that our evolving business model will be successful, particularly in light of our limited operating history. There can be no assurance that we will be able to successfully remain in the medical image management market as currently planned. Our survival in the medical image management industry will depend upon our ability to:

                     - successfully develop and enhance our current product

                     - to develop or obtain from third-party suppliers new
                       products which keep pace with technological developments,

                     - respond to evolving end-user requirements, and

                     - achieve market acceptance.

If we are unable to anticipate or respond adequately to technological developments or end-user requirements or any delays in product development, acquisition or introduction, we will be unable to become or remain profitable which could cause our stock price to decline and cause you to lose your investment.

We have a history of losses and an accumulated deficit and we expect future losses. Image Technology is a developmental stage company which has generated no revenues from product sales. We do not expect to generate revenue from product sales until at least the fourth fiscal quarter of 2001. Image Technology has incurred losses of approximately $1,280,000 from its inception through June 30, 2001 primarily as a result of legal and accounting expenses incurred in connection with business formation, and after January 1, 2000 research and developmental expenses consisting principally of cash and non cash compensation of our founders. We may not be able to generate revenue or achieve or sustain profitability in the future. Our revenue assumptions may be inaccurate since we have no historical data on which to rely in estimating future revenue or expenses. We expect to lose more money as we spend additional capital to develop our systems, market our products and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether Image Technology will ever earn a significant amount of revenues or profit, or, if it does, that it will be able to continue earning such revenues or profit.

Image Technology is subject to numerous environmental, health, and workplace safety laws and regulations which might adversely affect our financial condition or ability to carry on our business. Even though ITLPACS is approved for marketing we will be subject to continuing regulatory review. Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously unknown problems may result in restrictions on the product and the manufacturer. The restrictions could include withdrawal of the product from the market.

We will need additional financing to fund our planned operations beyond their current level over the next twelve months. Image Technology intends to fund its operations by raising significant additional funds through equity or debt financing. At present, we have no commitments for additional or alternative financing, and there is no assurance that we will be able to obtain such financing on satisfactory terms, if at all. Image Technology's inability to secure additional funds from such financing within twelve to eighteen months could adversely affect Image Technology's ability to implement its business plan. In addition, any subsequent offering of securities would, in all likelihood dilute existing stockholders' percentage of ownership in Image Technology.

We face intense competition in the medical imaging market on several different fronts. At present, PACS are produced by a number of highly competitive, small companies specializing in image management software and equipment and a smaller number of substantially larger medical equipment and imaging software suppliers, each of which has captured only a relatively small share of the current market for PACS to date. Although we believe ITLPACS offers unique features which will distinguish it in the market, larger or more established PACS suppliers have substantially greater resources than we do. There can be no assurance Image Technology will be able to compete successfully against them in the market for PACS. In addition, a number of large hospital radiology centers are presently developing their own proprietary PACS for internal use. This trend may reduce the market for the ITLPACS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize these products upon completion. ITLPACS will continue to compete with other older film-based diagnostic imaging systems. Although PACS offer significant advantages over such older imaging systems and the market for PACS is expected to grow quickly, there can be no assurance that hospitals, HMOs and others will continue to invest in the newer PACS technology at forecasted rates.

We may face competition from newer technologies based on different imaging techniques. ITLPACS has been designed to work with the Windows 2000 operating system to permit easy upgrading and avoid product obsolescence. There can be no assurance, however, that the basic technology of all PACS, and therefore the market for such systems, will not be superceded by an altogether new form of imaging technology or that the hardware and operating system components of the ITLPACS will not become obsolete in some other manner. Although we are not aware of any new technologies currently under development which might replace PACS technology, new technologies may be developed, or existing technologies refined, which could render ITLPACS technologically or economically obsolete. We may not have the funds or the ability to develop or acquire any new or improved hardware or software which we may need in order to remain competitive.

We are solely relying on one product to generate all of our initial revenue. We have no product or service other than ITLPACS on which we may rely for future revenue. There can be no assurance we will develop additional products which will be commercially viable.

We are dependent on third parties for the equipment needed to develop and run ITLPACS. In order to complete development of the ITLPACS system, we have entered into an agreement to lease facilities and equipment from third parties affiliated with our chairman and chief executive officer, Dr. David Ryon for a three year period. The termination of Dr. Ryon's personal services agreement with one of these third parties, which Image Technology cannot control, would automatically terminate the facility usage and equipment lease agreement. If this occurred, we would not have access to the facilities, office space or equipment we need. If Image Technology were unable to access the equipment, we estimate that we would have to purchase or otherwise acquire access to approximately $400,000 of comparable equipment in order to complete product development. Termination of the facility usage and equipment lease agreement would most likely prevent us from using the facilities as our principal product demonstration site as presently intended. We have no agreement with any other facility to serve as a product demonstration site and may not be able to obtain one in the future. See "Business - Material Contracts" on page 30.

Failure to market our products properly could severely limit our ability to earn revenues or profits, and in turn cause the price of our common stock to decline. We have limited marketing experience. Image Technology intends to market ITLPACS to hospitals, HMOs, individual radiologists and group practices. Although we intend to add management members who have experience in marketing medical devices, Image Technology has no experience marketing its proposed products. We have only very limited sales, marketing and distribution capabilities at this time. To market any of our products directly, we must develop a marketing and sales force with technical expertise and supporting product distribution capability. Significant additional expenditures will be required for us to develop a sales force or penetrate the markets for our products, assuming we are able to make those expenditures. We may not be able to obtain enough capital to establish an adequate in-house marketing and distribution capability in which case we would have to establish marketing arrangements with third parties. We will not be able to operate profitably if either:

                     - we fail to establish in-house sales and distribution
                       capabilities, or

                     - we are unable to enter into marketing arrangements with
                       third parties on favorable terms, or

                     - we experience a delay in developing such capabilities or arrangements.

Even if we enter into marketing distribution or other arrangements with third parties, our business may be adversely affected if any such marketing partner does not market a product successfully.

The impact of federal restrictions on reimbursement for the use of PACS may adversely influence the medical device purchase decisions made by hospitals and other potential customers. Federal regulations implemented by the Health Care Financing Administration, or HCFA currently permit only limited reimbursement for telepathology and teleradiology services under the Medicare program. Medicare payments for emergency room x-rays are limited to the first physician who interprets them. HCFA has refused to pay for other telemedicine consultations because the health care provider and the patient are not, by definition, face-to-face. Consequently, the use of ITLPACS to distribute diagnostic images to remote locations for consultations or second reading by specialists may not be reimbursable. A significant portion of the potential purchasers of the ITLPACS are hospitals and other health care organizations which provide services to Medicare recipients. They may decide not to purchase ITLPACS if they are unable to be reimbursed for the use of the teleradiology services which PACS support. Many private group practices which might otherwise consider purchasing ITLPACS may face similar financial disincentives to invest in newer PACS technology. Any such adverse impact on our intended market would severely limit our ability to earn revenues or profits, and in turn cause the price of our common stock to decline.

Our ability to compete successfully may depend on our ability to protect our intellectual property and proprietary technology. Image Technology's ability to market a competitive PACS product depends in part on its success in protecting its proprietary interests in ITLPACS unique software so that competitors cannot duplicate its innovations and design. We have secured from our three founders an assignment of all their rights to and interest in the ITLPACS software developed prior to Image Technology's incorporation. By licensing rather than selling our software we hope to retain maximum trade secret protection for our product technology. However, there can be no assurance that all elements of Image Technology's software are sufficiently original to qualify for copyright protection or that Image Technology will be successful in preventing the unauthorized disclosure of its trade secrets. Image Technology currently plans to pursue patent protection to the limited extent that patent protection is available for any aspect of Image Technology's product. Others may independently develop or acquire substantially equivalent proprietary technology or we may not be able to protect our non-patented technology and trade secrets from misappropriation. Such development, acquisition or misappropriation by others of technology similar to ours could increase competition in our industry, subject us to pricing pressure, and cause our revenues to decline significantly. This, in turn, would cause the price of our common stock to decline.

The continued services and leadership of our three founders are critical to our success and any loss of key personnel could adversely affect our business. We are heavily dependent on the personal efforts and abilities of David Ryon, M.D., our president, chief executive officer, and chairman of the board of directors; Carlton T. Phelps, M.D., our vice president - finance and administration, chief financial officer, secretary and treasurer; and Mr. Lewis M. Edwards, our vice president for research and development and chief technical officer. Each is a founder, director and principal stockholder of Image Technology and a co-developer of the ITLPACS product. If we were to lose the services of one or more of them before a qualified replacement could be obtained, our business, financial condition or results of operations could suffer significantly.

We must attract and retain highly qualified marketing, scientific, technical, and business personnel experienced in the medical device industry to complete product development and implement the marketing and business strategy we have planned. The success of our business depends in part upon our ability to attract, motivate and retain sales marketing staff who possess the skills, knowledge and attributes necessary to service the needs of our clients and grow the business. Image Technology competes with other companies who are able to attract and retain staff as a result of reputation, performance based compensation systems and infrastructure support. Because we have been in operation for only a short time, we have not had sufficient time to establish our reputation in the industry. Also, our inability to offer substantial compensation packages and/or comparable infrastructure support for our staff could impair our ability to attract and retain staff. There is no guarantee, particularly in the current competitive market for such skilled employees, that we will be able to secure or retain the personnel necessary to implement our business plan. Any such inability to attract and retain staff could have a material adverse effect on our business, results of operations and financial condition, and in turn, the value of your investment.

Our software products may contain undetected defects. Software developed by us or developed by others and incorporated by us into our products may contain significant undetected errors when first released or as new versions are released. Although we test our software products before commercial release, we cannot be certain that errors in the products will not be found after customers begin to use the software. Any defects in ITLPACS, or any future products, may result in significant decreases in revenue or increases in expenses because of:

                     - adverse publicity,
                     - reduced orders,
                     - product returns,
                     - uncollectible accounts receivable,
                     - delays in collecting accounts receivable, and
                     - additional and unexpected costs of further product
                       development to correct the defects.

We face exposure to product liability claims if the use of our products is alleged to have caused harm to a patient. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of Image Technology's products. There can be no assurance that such claims, if made, would not result in monetary liability for damages or a recall of Image Technology's products or a change in the diagnostic purposes for which they may be used. Prior to product launch, Image Technology intends to obtain product liability insurance coverage for claims arising from the use of its ITLPACS if it is available on reasonable terms. There can be no assurance that this coverage, if obtained, will be adequate to cover claims. Product liability insurance is becoming increasingly expensive. We might not be able to maintain such insurance, obtain additional insurance, or obtain insurance at a reasonable cost or in sufficient amounts to protect us against losses due to liabilities which individually or in the aggregate could have a material adverse effect on our business or financial prospects.

Image Technology's executives, Dr. Ryon, Dr. Phelps and Mr. Edwards, own and control an aggregate of 7,288,750 shares of our outstanding common stock representing approximately 66% of our outstanding common stock and 70% of our outstanding voting stock which includes 1,500,000 shares of preferred stock owned by them. All shares owned by the executives are also subject to certain restrictions on transfer, rights of first refusal and repurchase rights contained in a stockholder's agreement which is intended to preserve ownership of these shares by the founders of Image Technology. This concentration of stock ownership in a few persons together with the existence of the restrictions on transfers makes it unlikely that any other holder of voting Common Stock will be able to affect the management or direction of Image Technology.

Delaware law and our charter documents contain anti-takeover and indemnification provisions which may adversely affect the market price of our stock. Section 203 of the Delaware General Corporation Laws and our charter and by-laws contain provisions which might enable our management to resist a takeover of our company. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price which investors might be willing to pay in the future for shares of our common stock.

Our directors have the authority to designate one or more classes of preferred stock having rights greater than our common stock. Our Certificate of Incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more classes or series. Immediately prior to this offering, we will have outstanding 1,500,000 shares of preferred stock, all of which is owned by our three founders. Our board of directors has the authority, without further action by the holders of the outstanding common stock, to:

                  - issue additional preferred stock from time to time in one or more classes or series,

                  - modify or fix the number of shares constituting any class or series as well as their stated value, if different from the par value, and

                  - modify or fix the terms of any such series or class,
                    including:

                           - dividend rates,
                           - conversion or exchange rights,
                           - voting rights and terms of redemption, including
                             sinking fund provisions,
                           - the redemption price and the liquidation preference
                             of such class or series.

           We have no present plans to issue any additional preferred stock or other series or class of preferred stock. The designations, rights and preferences of any additional preferred stock which may be issued would be set forth in a certificate of designation which would be filed with the Secretary of State of the State of Delaware.

Broad market fluctuations may have a material adverse effect on the market price of our common stock The following factors may cause the market price of our common stock to fluctuate significantly:

                     - market acceptance of Image Technology's product,

                     - the timing of purchase orders,

                     - announcements of technological innovations,

                     - the attainment of or failure to attain milestones in the commercialization of our technology

                     - the introduction of new products,

                     - establishment of new collaborative arrangements by Image
                       Technology, its competitors or other third parties,

                     - claims of patent infringement or other material
                       litigation

                     -  government regulations,

                     - investor perception of Image Technology,

                     - fluctuations in Image Technology's operating results, and

                     - general market conditions in the industry.

In addition, the stock market in general has recently experienced extreme price and volume fluctuations, which have particularly affected the market prices of technology companies for reasons frequently unrelated to the operating performance of such companies. Furthermore, if selling stockholders in this offering sell substantial amounts of common stock in the public market, the market price of our common stock could fall.

           A failure to pay dividends means you will receive no income on your investment and such lack of dividends could have an adverse impact on the price of our stock. We have never declared or paid any cash dividends on our common stock, and we don't expect to pay dividends anytime soon. We expect to retain our earnings, if any, and use them to finance the growth and development of our business.

           The so called "Penny Stock Rule" could make it cumbersome for brokers and dealers to trade in the common stock, making the market for the common stock less liquid which could cause the price of our stock to decline. Trading in our securities will initially be conducted on the OTC Bulletin Board and/or the "pink sheets." As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by `Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

           The SEC has adopted regulations which generally define a penny stock to be any equity security which has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer which has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock becomes subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market which could cause the price of our stock to decline.

           Forward Looking Statements. This prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties which could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.


                                 DIVIDEND POLICY

            We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.


                 MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION


           Overview

The following is a discussion of certain factors affecting Image Technology's results of operations, liquidity and capital resources. You should read the following discussion and analysis in conjunction with Image Technology's audited and unaudited financial statements and related notes which are included elsewhere in this prospectus.

Image Technology was incorporated on December 5, 1997 and commenced operations on January 1, 1998. We are in the process of developing picture archiving and communications software which will be used to input diagnostic images in digital format from original imaging sources and to store, print and display those images. Such software is used in the management of medical diagnostic images by hospitals, health maintenance organizations, group medical practices and individual radiologists to increase accuracy, reduce costs and boost productivity.

RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999



         As of December 31, 2000, we had not generated any revenues from operations and, accordingly, we were still in the development stage.

We do not expect to generate any revenues from our planned operations prior to the fourth quarter of 2001.

RESEARCH AND DEVELOPMENT EXPENSES:

         During the year ended December 31, 2000, the Company incurred research and development expenses of $633,798. These expenses were primarily compensation to our three founders under their employment contracts. The employment agreements require an annual compensation to our founders which aggregates $450,000. The founders elected to defer approximately $298,000 of this amount. In addition, research and development expenses includes $150,000 of amortization of unearned compensation relative to the issuance of preferred stock to the founders.

GENERAL AND ADMINISTRATION EXPENSES:

         During the year ended December 31, 2000, the Company incurred general and administrative expenses of $211,797 as compared to $733 in 1999. The increase was primarily attributable to professional fees, of which $75,000 was associated with the issuance of common stock, a non-cash charge, and a general increase in the Company's infrastructure.

NET LOSS

           As a result of the aforementioned, the Company incurred a loss of approximately $846,000 ($.08 per share) for the year ended December 31, 2000, as compared to $1,000 (less than $.01 per share) for the year ended December 31, 1999. The loss per share was based on the basic weighted average shares outstanding of 10,370,047 and 7,288,750 for the years ended December 31, 2000 and 1999 respectively.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2000

REVENUES:

           As of June 30, 2001, we had not generated any revenues from operations and, accordingly, we were still in the development stage. We do not expect to generate any revenues from our planned operations before the end of the fourth quarter of 2001.

RESEARCH AND DEVELOPMENT EXPENSES:

           During the six months ended June 30, 2001, the Company incurred research and development expenses of $319,908 as compared to $300,000 in the comparable prior periods. These expenses consisted primarily of compensation to the Company's three founders under their employment contracts. In addition, $75,000 of these expenses in the six month period ending June 30, 2001 and 2000, were attributable to compensation associated with the issuance of the shares of preferred stock to the founders, a non-cash charge.

GENERAL AND ADMINISTRATIVE EXPENSES:

           During the Six months ended June 30, 2001, General and Administrative Expenses was approximately $94,000 as compared to $97,000 during the six months ended June 30, 2000. Although the General and Administrative expenses are comparable for the periods, the Company's spending has increased while it is building its infrastructure. During the first quarter of 2000, the Company incurred a $75,000 charge for legal services, which was associated with the issuance of common stock for services, a non-cash charge.

NET LOSS:

           As a result of the aforementioned, the Company incurred a loss of approximately $414,000 ($.03 per share) for the six months ended June 30, 2001, as compared to approximately $397,000 ($.04 per share) for the six months ended June 30, 2000. The loss was based on the basic weighted average shares outstanding of 12,450,823 for the six months ended June 30, 2001, respectively, as compared to 9,522,816 for the comparable prior period.

LIQUIDITY AND CAPITAL RESOURCES:

To date, the Company has funded its accumulated deficit of approximately $1,280,000, of which $300,000 was non-cash charges, by approximately $1,100,000 of net proceeds from the private placement and public sale of units of common stock and warrants. In addition, the principal stockholders have deferred receiving approximately $340,000 of compensation owing to them under their employment contracts.

As of June 30, 2001, the Company has cash and cash equivalents of approximately $467,000 and working capital of approximately $113,000.

                             DESCRIPTION OF BUSINESS

         Image Technology Laboratories is a software development company which has entered the medical image management segment of the healthcare information systems market. We were incorporated in Delaware on December 5, 1997 and commenced operations on January 1, 1998. Image Technology is developing picture archiving and communications software known as PACS for use in the management of medical diagnostic images by hospitals. PACS input and store diagnostic images in digital format from original imaging sources such as:

         - computerized tomography, or CT scans,
         - magnetic resonance imaging, or MRIs,
         - ultrasound, nuclear imaging,
         - and digital fluoroscopy.

         Dr. Ryon initially conceived Image Technology's picture archiving and communications , which we call ITLPACS, in 1995 for the purpose of electronically integrating all the diagnostic images and imaging modalities used at the Kingston Diagnostic Center in Kingston, New York. His goal was to implement a PACS system at the Center and then to create a wide area network to provide over-reading services in the five hospital locations in the region. When he discovered that no commercial vendor at the time had a product which could provide a solution which met all of the Center's needs, Dr. Ryon assembled a team to design a better PACS system. Dr. Ryon joined forces with Lewis Edwards, an expert in networking and image management, and Carlton Phelps, M.D., a radiologist with several years experience implementing commercial PACS. By late 1997, after more than a year of intensive research, the development team had completed the specifications for the prototype ITLPACS system and had assembled the hardware and software needed to develop the prototype at the Center. Drs. Ryon, Phelps, and Mr. Edwards decided to form a company to commercialize their novel PACS design based on market research which indicated a growing demand for PACS in general and an unmet need for a PACS such as the prototype the founders had designed. Image Technology is installing a beta-version of the ITLPACS at the Center. Image Technology plans to initiate marketing the ITLPACS to hospitals beginning in the Northeast United States in the fiscal fourth quarter of 2001. The ITLPACS will be manufactured, installed and serviced by Image Technology. We estimate that the basic product development has been completed. The specification and system design are finished leaving approximately 95% of the actual hard coding and the bench testing yet to be performed, which represents less than 5% of overall product development.

Products

         Image Technology's lead product is ITLPACS, a unique and proprietary version of a PACS software system. The ITLPACS features a unique and proprietary modular architecture which permits the system to be readily scaled and easily upgraded. We believe that this will allow us to provide products tailored to the size of our customers and to keep our customers at the forefront of future technological advances by enabling us to easily update existing systems. Other special features of the ITLPACS include:

         - automation of the total work flow,

         - integration of patient data with digital images,

         - a unique, radiologist designed user interface,

         - quality review programs which analyze productivity and diagnostic accuracy of individual radiologists or entire radiology centers, and

         - use of Windows 2000 as the network operating system.

         Image Technology has also developed a proprietary workstation which permits the simultaneous viewing of multiple diagnostic images together with relevant patient data for the purpose of replicating the viewing technique used by radiologists using traditional view boxes for the display of multiple images. Research has shown that simultaneous image display improves the speed and accuracy of diagnostic interpretation. This workstation consists of software integrated into ITLPACS which may be used with any terminal hardware.

         ITLPACS can be used to create, store, reproduce and transmit digitized images generated by any of the currently utilized diagnostic imaging modalities including x-rays, ultrasound, nuclear medicine, digital fluoroscopy, CT scans, and MRIs. Using ITLPACS, radiologists can read and interpret the digitized versions of diagnostic images from any terminal or computer to which they can be sent. This facilitates time-critical transfer of patient information between hospitals departments, such as from radiology to emergency room, as well as rapid off-site consultations by specialists at remote locations or convenient home viewing by individual radiologists. Hospitals and other health organizations can use ITLPACS permanently to replace more costly and cumbersome image storage mediums such as film. ITLPACS has been designed to interface with hospital and radiology information systems so that patient data can be integrated with diagnostic images for improved record retrieval and increased accuracy of image interpretation.

         ITLPACS represents an alternative configuration model which has been designed to provide a unique solution to many of the disadvantages of both hyperPACS and miniPACS configurations of other companies. The architecture used in ITLPACS is built on a foundation of innovative intelligent algorithms. These algorithms reduce the network bandwidth and on-line storage requirements of the Image Technology system; the two most important factors in the cost associated with building the system. Consequently, we hope that through ITLPACS we can acquire a significant share of the U.S. market for PACS. By making full use of the networking database management infrastructure of Windows 2000, Image Technology has leveraged recent advances in operating system design, software development, and networking tools to produce a product which offers greater functional capability at lower costs through scalable system architecture. Its truly modular architecture permits capability to be distributed incrementally, so a client can start with one piece of hardware which operates as a server, viewer and capture station, then expand the system by distributing those capabilities among multiple PC's. Hardware and software can be sized exactly to client needs. This enables Image Technology to offer the lowest possible entry point purchase price for a PACS system. In addition, ITLPACS offers capabilities not found on even the most expensive PACS, including a unique graphical interface.

Business Strategy

           We hope to complete initial product development of ITLPACS by the fiscal fourth quarter of 2001 in order to begin northeast marketing. Our goal is to become revenue producing at the earliest opportunity. Product sales will be made in the form of:

         - software licenses agreements,
         - installation service agreements,
         - continuing services and support agreement
         - and as an Application Service Provider (ASP).

         For the next two years, Image Technology expects to remain focused on developing additional capabilities and enhancing ITLPACS, maximizing sales of this product in the United States, and providing continuing customer service and product upgrades.

Markets and Marketing Plan

         February 1998 market research by Frost & Sullivan shows that the market for PACS is growing rapidly and that the worldwide sales are increasing from 30% to 155% per year. Frost & Sullivan estimates put the worldwide market at $1.1 billion annually by 2001. According to Frost & Sullivan data, the United States presently accounts for 60% of such sales. They further estimate that PACS have been installed in less than 12% of radiology centers in the U.S. although that number is expected to grow to between 28% and 40% by 2002.

         Image Technology plans to launch its ITLPACS in the northeastern United States where the reputations of its founders and the product demonstration site at the Kingston Diagnostic Center are expected to enhance interests in the product and generate sales leads. Image Technology plans to market a fourth generation medical information management system which we believe is more open, usable and scalable than any currently available product. We plan to market ITLPACS through an in-house sales force supported by product advertising and promotion at industry trade shows. We will offer the product at a price point which is well within the reach of even the smallest hospital or imaging facility. We believe that we can offer systems with superior price/performance characteristics because of their unique, proprietary architecture. Assuming profitable regional sales, we intend to expand our sales force to market ITLPACS throughout the United States. We plan to distribute our PACS products via three channels:

         - relationships with original equipment manufacturers,

         - partnerships, and

         - direct distribution through our sales representatives

         Relationships with Original Equipment Manufacturers: There are several large multi-national companies such as General Electric and IBM who have committed to entering the PACS market but have failed to either develop or acquire the technology needed to gain market share. We plan to pursue relationships with a large company whose in-house marketing, sales and support resources can be leveraged to propel Image Technology's products into national and international markets.

Partnerships: We have identified several companies whose interests are complementary with our goals. Image Technology will pursue mutually advantageous partnerships with firms which can provide access to markets, technology or service and support.

Direct Distribution: We will maintain an in-house sales and marketing staff to provide direct sales locally and nationally. They will advertise the product through trade shows, print advertisements and through our site on the Web. Image Technology will sell primarily to two target buyer groups; those who already have a PACS system in place and want a cost effective way of growing their system and small hospitals and imaging centers who want to start small and enter the PACS arena gradually.

         Once we have secured a significant share of the PACS market, we intend to apply the same tools to capture other vertical markets. We intend to sustain growth through constant innovation.

         Image Technology will sell to customers a license to use the ITLPACS software along with third party hardware preloaded with our proprietary software, as a package, in order to eliminate the possibility of incompatibilities. Image Technology eventually plans to sell third-party hardware components, at a profit, to customers who wish to purchase system hardware from Image Technology in conjunction with their purchase of an ITLPACS.

           However, we, have no plan to institute hardware-only sales in conjunction with the ITLPACS product launch and do not believe that supplying the hardware needs of our software customers is necessary to the competitive success of ITLPACS.

         An alternative approach to marketing and sales will be to provide the system to the customer as an Application Service Provider. Under this type of arrangement, the customer would be charged a per use fee to view and archive image studies. The hardware would essentially be provided and owned by ITL. This type of contract would immediately provide recurring revenues. Combinations of both the ASP model and the capital equipment model may be employed, depending on the customer requirements.

Competition and Competitive Advantage

         Image Technology will compete with a variety of companies in the United States and abroad which are marketing or developing PACS for the medical community. A number of highly competitive, smaller companies specialize in image management software and equipment and a smaller number of larger medical and computer equipment vendors have added PACS to their product line. To date no single company has captured a predominant share of the current market for PACS. In addition, a number of large hospital radiology centers are presently developing their own PACS for internal use. This trend may reduce the market for the ITLPACS among larger institutions. It may also result in the introduction of additional competitive products in the market to the extent that such proprietary systems are being developed in collaboration with computer software and hardware vendors who may be given the opportunity to commercialize such products upon completion. Image Technology, together with all other PACS manufacturers, will also continue to compete for sales to some extent with producers of older diagnostic imaging technologies such as film-based x-rays, which remain the predominant medical imaging modalities.

     Currently available PACS systems can be divided into three basic configurations:

     - MiniPACS, which are small, modular systems comprising image viewstations, image capture stations and occasionally one or more small central servers.

      - HyperPACS that cluster capture and view station around a large central enterprise server.

      - Web-based PACS.

      - MiniPACS systems, such as Line Imaging, Brit Systems, E-med, Sectra-Imtec AB and DR systems products, bundle some database management features into their viewstations, allowing them to hold images and intercommunicate without a large central server. As a result, an inexpensive entry-level solution can be assembled costing between $100,000-$500,000, and the system can be "grown" by aggregating viewstations and miniservers into a loose network. The communication is inherently point-to-point, however, and the systems lack features of a true client- server database management system such as protection of database integrity through record locking. These systems are also inherently more expensive to expand, since each "node" that is added must support more functionality and thus the hardware for each node is more expensive than it would be if it were supported by a large central database server. These networks also lack the advanced workflow management capabilities of hyper-PACS.

         By contrast, vendors of hyperPACS systems, including Data General, GE Medical Systems, Agfa, Kodak, Siemens, Rogan, and MarkCare Systems, build their PACS systems around a large central enterprise server. These servers offer superior data protection, internet services, and increased up time through redundancy and fail- over protection. The entry level cost, however, is much higher than for miniPACS; typically $800,000 - $2 million. While the view and capture stations sold by these vendors support a variety of hardware/operating system combinations, the servers are invariably UNIX based, requiring an in-house systems administrator earning $60,000 - $80,000 annually to keep them running. Finally, since these servers are "off-the shelf" enterprise servers, not designed specifically for PACS, many of the services they provide, such as automated work flow management through image routing and pre-fetching, must be "hard coded" by software engineers, making changes expensive and time-consuming.

         In the last few years, Web-based PACS have emerged and are growing steadily in popularity. Several companies offer PACS based on a central image server that can be accessed through intranet or internet based viewers, including Fuji, Eastman Kodak, Stentor, and Emageon. In addition, several mini-PACS and hyper-PACS vendors also offer add-on web-based image distribution.

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           The primary advantage of web-based image management is scalability.
It is easy and inexpensive to offer image access via web browser to referring physicians and on-call radiologists. The primary disadvantage is that most web-based technologies are of the "pull" type, i.e. the user must request an image before it can be sent to the client PC. Given the large size of diagnostic images and the wide range of user web-access bandwidth, the response of a web based system may be slower than a traditional mini or hyper-PACS which can "push" the images onto the client machine BEFORE the user requests it - a technique called "pre-fetching".

         We believe that most available PACS systems have significant drawbacks such as:

         - poor user interfaces,

         - limited capabilities,

         - lack of scalability, and

         - prohibitive entry point purchase prices.

         We believe that such drawbacks account in part for the fact that none of our competitors have been able to capture more than 30% of the market in recent years.

Protection of Proprietary Technology

         Our ability to market a competitive PACS product depends in part on our success in protecting our proprietary interest in the ITLPACS software so that competitors cannot duplicate its innovative design. The principal forms of protection available for software such as ITLPACS are copyright laws and common law trade secret protection. Image Technology has secured from its founders an assignment of all their rights and titles to the ITLPACS software developed prior to Image Technology's incorporation and therefore, believes it owns the full rights to copyright the ITLPACS software. In addition, each founder is employed under an agreement containing continuing obligations of confidentiality, non-disclosure, assignment of work- product and right-to-inventions as well as obligations of non- competition which continue for a period of two years from termination of his employment. Image Technology plans to require substantially similar obligations from all key employees hired in the future. By licensing rather than selling our software, we expect to retain maximum trade secret protection for our product technology. However, there can be no assurance that all elements of our software are sufficiently original to qualify for copyright protection or that we will be successful in preventing the unauthorized disclosure of our trade secrets. As a result, we may face competition from sales of products which are substantially similar to our own from which we will not benefit or we may not be entirely able to prevent such sales even though we may have the right to sue a person who makes unauthorized disclosure of our trade secrets.

         We plan to pursue patent protection to the limited extent that patent protection is available and advisable for any element of our products. Patent protection may be available for certain aspects of our terminal interface technology and for certain limited components of our software, including certain proprietary algorithms developed for use in ITLPACS. We have not yet retained any intellectual property counsel or filed any application for the protection of our intellectual property.

Product Approval Process

           We registered with the FDA as a medical device manufacturer. Our software products have been classified as exempt from the 510-K approval process by the FDA. ITLPACS is immediately available for sale without restriction.

         Although Image Technology is aware that there is an international market for products such as ITLPACS, we have no present plans to market ITLPACS in other countries, largely due to limited resources. However, should we decide to market ITLPACS in other countries, we would have to comply with the laws of, and meet the applicable regulatory procedures and standards in each jurisdiction in which we sought to market our products. Approval in one jurisdiction does not assure approval in another as the various federal, state, and local regulatory authorities are independent of each other.

         Image Technology and its employees have limited experience in filing and pursuing the applications necessary to gain regulatory approvals. Regulatory authorities have substantial discretion to approve or deny our applications to market medical devices such as ITLPACS. In addition, the regulatory bodies may change their standards or other regulations for approving new medical devices, which may result in additional delays or prevent approval. Image Technology currently has no product approved for marketing in the United States or elsewhere.

         A medical device and its manufacturer are subject to continuing regulatory review even after a device is approved for marketing.

           Later discovery of previously unknown problems with a product or manufacturer, or an increase in the incidence of previously known problems, may result in restrictions on the product and/or manufacturer. The restrictions could include withdrawal of the product from the market.

Manufacturing

         We do not expect to have any manufacturing operations for hardware or software. We expect to be able to produce sufficient copies of ITLPACS software for licenses using the software duplication capabilities of our beta site equipment. In the unlikely event that demand for copies of ITLPACS exceeds our capacity to produce them, we believe that we could quickly and inexpensively obtain copies from a computer service bureau in our area. Any hardware we sell will be purchased fully assembled from the original equipment manufacturer. We intend to contract with third parties for any required customization of hardware supplied to our customers.

Insurance

         Prior to product launch, we intend to obtain product liability insurance coverage for claims arising from the use of ITLPACS if this is available on reasonable terms. We risk exposure to product liability claims if the use of our products is alleged to have caused harm to a patient. The claims might be made directly by patients or by medical organizations and medical personnel who face liability for care rendered in conjunction with the use of our products. There can be no assurance that the coverage obtained will be adequate to cover claims. Product liability insurance is becoming increasingly expensive. We may have problems:

         - maintaining such insurance,

         - obtaining additional insurance,

         - obtaining additional insurance at a reasonable cost, or

         - obtaining additional insurance in sufficient amounts to protect against losses which individually or in the aggregate could have a material adverse effect on our business.

         Under the terms of our executive employment agreements we are obligated to maintain term life insurance for the benefit of Drs. Ryon, and Phelps and Mr. Edwards each in the amount of $300,000, if this can be obtained on commercially reasonable terms.

Material Contracts

         In order to complete development of the ITLPACS while minimizing capital outlays, we have leased access to a sophisticated state-of- the-art computer hardware system from Kingston Diagnostic Radiology, P.C. We have access to this system, which is physically located in the Kingston Diagnostic Center under the terms of a facility usage agreement with Rockland Radiology Group, P.C., or Rockland, a privately-owned radiology practice which currently operates Kingston Diagnostic Center. This agreement gives us the right to use approximately 450 square feet of office space in the Center for access to Kingston's computer system and other purposes during normal business hours for so long as the agreement remains in effect. The owners of the Center have agreed to permit Image Technology to use the Center as a beta test-site and product demonstration site. We believe our need for office space will remain modest, even when we are fully staffed for 2001. Therefore we believe that we could replace our existing space in the Center quickly and inexpensively with no material impact on our business in the unlikely event of early termination of the agreement. The agreement has been approved by all the disinterested directors of Image Technology.

         Through Dr. Ryon, Image Technology has access to Kingston's state-of-the art computer system in return for a license to use the ITLPACS software in Kingston's practice. If Image Technology were unable to access Kingston's equipment, Image Technology estimates that it would have to purchase or otherwise acquire access to approximately $400,000 of comparable equipment in order to complete product development.

Employees

         We presently have five employees who essentially provide 100% of their professional time to the company.

Facilities

         Image Technology's principal executive office currently occupies approximately 450 square feet of leased space located at 167 Schwenk Drive, Kingston, NY 12401. Image Technology's telephone number is (845) 338-3366 and its facsimile number is (845)338-8880.

         Image Technology believes that its current facilities will meet Image Technology's office needs for the foreseeable future. Suitable facilities will be available, if needed, to accommodate Image Technology's future operations at reasonable commercial rates.

Legal Proceedings

           We are aware of no legal proceedings against Image Technology.

                                   MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors and their ages as of June 30, 2001 are as follows:


NAME                        AGE               TITLE

David Ryon                  57         Director and Chairman of the Board of
                                       Directors, President and Chief Executive
                                       Officer
Carlton T. Phelps           47         Director, Vice President of Finance and
                                       Administration, Chief Financial Officer,
                                       Secretary and Treasurer

Lewis M. Edwards            46         Director, Vice President of Research and
                                       Development, Chief Technical Officer

     All directors of Image Technology hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, Image Technology's Bylaws provide for not less than one director nor more than fifteen. Currently, there are three directors of Image Technology. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of Image Technology.

     DAVID RYON, MD, is a founder and principal stockholder of Image Technology and a co-developer of ITLPACS. He was appointed to the Board of Directors and appointed to serve as Image Technology's President and Chief Executive Officer in December 1997. Dr. Ryon is the founder of the Kingston Diagnostic Center in Kingston, New York. Dr. Ryon operated the Kingston Diagnostic Center as a sole proprietor from its inception in 1992 until the sale of the business to Rockland Radiological Group, P.C. in 1997. Dr. Ryon worked as a radiologist at the Kingston Hospital for five years before founding the Center. Dr. Ryon graduated as an M.D. cum laude from Albany Medical College in 1975 and served residencies in surgery and radiology at Albany Center Hospital. Among other post-graduate specialties, Dr. Ryon also trained as an Emergency Physician. Prior to becoming a physician, Dr. Ryon earned a B.S. in physics with high honors and an M.S. in engineering at the University of Rochester. He worked as an engineer at General Electric in the medical systems division after graduation where he gained experience in the patent process.

     CARLTON T. PHELPS, M.D. is a founder and principal stockholder of Image Technology and a co- developer of ITLPACS. He was appointed to the Board of Directors and appointed by the Board to serve as Image Technology's Vice-President of Finance and Administration, Chief Financial Officer, Secretary, and Treasurer in December 1997. Dr. Phelps was Chief of Radiology at the Kingston Hospital where he served since May 1999. He is now employed full time by Image Technology. From 1996 to 1999 Dr. Phelps was employed by Kingston Diagnostic Radiology, P.C. From 1995 to 1996, Dr. Phelps served as Director of Radiology at Child's Hospital in Albany, New York. Prior to this time he served as assistant professor and section chief of musculoskeletal and emergency department radiology at Albany Medical College for thirteen years. Dr. Phelps graduated with an M.D. from the University of Vermont in 1980 and received his B.A. from Harvard University in 1976. He earned an executive MBA degree at Rensselear Polytechnic Institute in 1999.

         LEWIS M. EDWARDS is a founder and principal stockholder of Image Technology and a co-developer of ITLPACS. He was appointed to the Board of Directors and elected by the Board to serve as Image Technology's Vice President of Research and Development and Chief Technical Officer in December 1997 and is currently employed, full-time, by Image Technology. Mr. Edwards has served as a senior technical staff member at IBM since 1993. He was an architect and lead software designer for IBM's RS/6000 SP, a massive parallel processor until 2000. From 1982 to 1993 he served as the head of engineering for Graphic Systems Labs, a CAD/CAM Independent Business Unit start- up company within IBM. He is a member of the IEEE and ACM professional societies and a charter member of the Microsoft Developer Network. He has provided computer-consulting services to Boeing, General Motors, Chrysler, Ford and the Federal government's FAA and ATC teams. He holds a BSEE magna cum laude from Princeton University and an MSCE from Syracuse University.

Limitation on Liability of Directors

     As permitted by Delaware law, Image Technology's Certificate of Incorporation includes a provision which provides that a director of Image Technology shall not be personally liable to Image Technology or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Image Technology or its stockholders, (ii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iii) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of duty of care by a director. As a consequence of this provision, stockholders of Image Technology will be unable to recover monetary damages against directors for action taken by them which may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions . The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of Image Technology or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty. Image Technology believes this provision will assist in securing and retaining qualified persons to serve as directors.

                             EXECUTIVE COMPENSATION

         Image Technology has not paid any compensation to its executive officers from its inception through December 31, 1999.

         The following table sets forth information for each of the Company's fiscal years ended December 31, 2000, 1999, and 1998 concerning compensation of
(i) all individuals serving as the Company's Chief Executive Officer during the fiscal year ended December 31, 2000 and (ii) each other executive officer of the Company whose total annual salary and bonus equaled or exceeded $100,000 in the fiscal year ended December 31, 2000:

                                Annual Compensation
                                -------------------------

                                                                         Other         All Other
Name and Principal Position       Year     Salary($)    Bonus($)(2)    ($)Annual    Compensation($)
-----------------------------     ----     ----------   -----------    ---------    ------------------


David Ryon(1)                     2000     $150,000      $150,000          0                (3)
Chairman, President and Chief     1999            0             0          0                 0
         Executive Officer        1998            0             0          0                 0
Carlton Phelps(1)                 2000      150,000       150,000          0                (3)
Vice President, Chief Financial   1999            0             0          0                 0
  Officer, Secretary, Treasurer   1998            0             0          0                 0
           and Director
Lewis Edwards(1)                  2000       150,000      150,000          0                (3)
Vice President, Chief Technical   1999             0            0          0                 0
           Officer and Director   1998             0            0          0                 0



(1) Messrs. Ryon, Phelps and Edwards waived their salaries from Image Technology for the years ended December 31, 1999 and 1998. These salaries were not deemed material during this period. During the year ended December 31, 2000, Messrs Ryan , Phelps and Edwards deferred $136,407, $51,923 and $109,615, respectively.

(2) Messrs. Ryon, Phelps and Edwards were each issued 500,000 shares of preferred stock in conjunction with the commencement of their employment agreements. The preferred shares were valued at $.30 per share based on the price of units that we were offering for sale through a private placement.

(3) See "Option Grants in Last Fiscal Year" below

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding stock options granted to the Named Executive Officers during 2000. We have never granted any stock appreciation rights.



                     INDIVIDUAL GRANTS (1)

                     NUMBER OF          PERCENT OF
                     SECURITIES         TOTAL OPTIONS
                     UNDERLYING         GRANTED IN               EXERCISE
                     OPTIONS            EMPLOYEES IN             PRICE PER          EXPIRATION
NAME                 GRANTED            2000 (2)                 SHARE ($)          DATE
-------            -------------        -----------------        ------------       -------------

David Ryon          1,000,000                33.33%                  $.33         December 31, 2009

Carlton Phelps      1,000,000                33.33%                  $.33         December 31, 2009

Lewis Edwards       1,000,000                33.33%                  $.33         December 31, 2009


(1). Each option represents the right to purchase one share of common stock. The options shown in this table were all granted under our Stock Option Plan.

(2). In the year ended December 31, 2000, we granted options to employees to purchase an aggregate of 3,000,000 shares of common stock.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 2000. The value of unexercised options held by any such persons as of December 31, 2000 was as follows for each of Messrs. Ryon, Phelps and Edwards (the only such option holders):

Total number of shares underlying unexercised options      1,000,000
Exercisable options                                          200,000
Unexercisable options                                        800,000
Value of in-the-money options                               $ 24,000

Compensation of Directors

         Our directors were not compensated for their services in 2000. We reimburse directors for their expenses of attending meetings of the Board of Directors.

Employment Agreements

         On December 21, 1999, Image Technology entered into three-year employment agreements which became effective on January 1, 2000, with each of our three founders, David Ryon, Carlton T. Phelps and Lewis M. Edwards in an effort to ensure Image Technology of the continued employment of each officer in his current executive position with Image Technology.

         David Ryon was engaged as President and Chief Executive Officer of Image Technology, Carlton T. Phelps was engaged as Vice President, Chief Financial Officer, Secretary and Treasurer and Lewis M. Edwards was engaged as Vice President and Chief Technical Officer. Each has been signed to a three year contract which provides them with the following:

        - a minimum annual base salary of $150,000 payable in regular equal installments in accordance with our general payroll practices.

        - an annual performance bonus at the end of each calendar year as determined in good faith by the Board based upon its annually established goals.

        - participation in all retirement plans, health and other group insurance programs, stock option plans and other fringe benefit plans which we may now or hereafter in the Board of Directors' discretion make available generally to its executives or employees.

        - term life insurance in the amount of $300,000, short-term and long-term disability insurance in the amount of not less than 60% of base salary, unless such insurance is not available at commercially reasonable rates.

        - an automobile for business use in accordance with Image Technology's standard policy for senior executive officers.

Stock Option Plan

         In January 1998, Image Technology's stockholders ratified Image Technology's Stock Option Plan (the "Plan") whereby options for the purchase of up to 5,000,000 shares of Image Technology's common stock may be granted to key personnel in the form of incentive stock options and nonstatutory stock options, as defined under the Internal Revenue Code. Key personnel eligible for these awards include our employees, consultants and nonemployee directors. Under the Plan, the exercise price of all options must be at least 100% of the fair market value of our common shares on the date of grant. The exercise price of an incentive stock option granted to an optionee which holds more than ten percent of the combined voting power of all classes of stock of Image Technology must be at least 110% of the fair market value on the date of grant. The maximum term of any stock option granted may not exceed ten years from the date of grant and generally vest over three years.

         On January 1, 2000, we granted options under the plan to David Ryon, Carlton T. Phelps and Lewis M. Edwards, our three founders, for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share, approximately 110% of the fair market value on the date of grant, which are exercisable through December 31, 2009.

         No options were granted or exercised prior to January 1, 2000.

                                PRINCIPAL HOLDERS

     Tthe table below sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Security Ownership of Management


Name, Title and Address         Title of Class          Shares Beneficially             Shares Beneficially
-----------------------         --------------          -------------------             -------------------
of beneficial owners                                    Owned Prior to Offering         Owned After Offering
--------------------                                    -----------------------         --------------------
                                                        Number          Percent         Number          Percent
----------------------------------------------------------------------------------------------------------------------------
David Ryon, M.D.                Common Stock            2,429,584       29%            2,429,584       22%
CEO, President
and Director                    Preferred Stock           500,000       33.33%           500,000       33.33 %
167 Schwenk Drive
Kingston, New York 12401

----------------------------------------------------------------------------------------------------------------------------
Carlton T. Phelps, M.D.         Common Stock            2,429,583       22%              2,429,583      22%
CFO, Secretary, Treasurer
and Director                    Preferred Stock         500,000         33.33%             500,000      33.33 %
167 Schwenk Drive
Kingston, New York 12401
----------------------------------------------------------------------------------------------------------------------------
Lewis M. Edward                 Common Stock            2,429,583       22%              2,429,583      22%
Chief Technical Officer
and Director                    Preferred Stock         500,000         33.33%             500,000      33.33 %
167 Schwenk Drive
Kingston, New York 12401

----------------------------------------------------------------------------------------------------------------------------
All officers and directors      Common Stock            7,288,750      66%              7,288,750      66%
as a group                      Preferred Stock         1,500,000       100%            1,500,000      100%



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Kingston Diagnostic Radiology, P.C., or Kingston, which is wholly owned by Dr. Ryon, leases the use of its equipment to Image Technology on a non-exclusive basis in exchange for a limited license to use ITLPACS at the Center. We are party to a facility usage and equipment lease agreement with Rockland Radiology Group, P.C., or Rockland, a privately-owned radiology facility operated by Kingston. Mid- Rockland Imaging, the new owners of the Center have agreed to allow the use of the Center as a demonstration site. Through Dr. Ryon, Image Technology has access to Kingston's state-of-the art computer system in return for a license to use the ITLPACS software in Kingston's practice. If Image Technology were unable to access Kingston's equipment, Image Technology estimates that it would have to purchase or otherwise acquire access to approximately $400,000 of comparable equipment in order to complete product development. We believe that the terms of these agreements are at least as favorable to us as any terms we could have obtained from arms-length negotiations with unrelated third parties.

                            MARKET FOR OUR SECURITIES

         Image Technology's Common Stock and Warrants currently trade on the Over-the-Counter Bulletin Board ("OTCBB") under the symbols "IMTL," "IMTLW" and "IMTLZ," respectively. These securities commenced trading on December 15, 2000. As of June 30, 2001, the number of holders of record of Common Stock, Warrant IMTLW and Warrant IMTLZ was 225, 44 and 220 respectively.

         Between December 15, 2000 and June, 2001, Image Technology's Warrant IMTLW traded consistently at $0.02 from December 15, 2000 through January 31, 2001, then rose to $0.25 on February 1, 2001 and has maintained that level since. Warrant IMTLZ traded consistently at $0.02 from December 15, 2000 through January 30, 2001, then rose to $0.25 on January 31, 2001 and has maintained that level since. These prices were obtained from data supplied by Interactive Data, a Financial Times Information Company, and do not necessarily reflect actual transaction, retail markups, markdowns or commission.

         The following table sets forth the range of the high and low closing bid prices per share of our common stock during each of the calendar quarters identified below. These bid prices were obtained from the OTC Bulletin Board Quarterly Quote Summary Report received from Bloomberg Trading Market Services and the Standard & Poor's Comstock, and do not necessarily reflect actual transactions, retail markups, markdowns or commissions.

         THE HIGH AND LOW BID SALES PRICES FOR THE EQUITY FOR EACH FULL QUARTERLY PERIOD SINCE TRADING COMMENCED WITHIN THE TWO MOST RECENT FISCAL YEARS AND ANY SUBSEQUENT INTERIM PERIOD FOR WHICH FINANCIAL STATEMENTS ARE INCLUDED ARE AS FOLLOWS:

--------------------------------------------------------------------------------
Year  Quarter  High Bid  Low Bid         Year  Quarter  High Bid  Low Bid
----  -------  --------  -------         ----  -------  --------  -------

2000   4th      0.75       0.59          2001    1st      0.90     0.30
                                         2001    2nd      0.94     0.40
--------------------------------------------------------------------------------

         We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of Millennium's business.



                            DESCRIPTION OF SECURITIES

           Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of June 30, 2001, there were outstanding 11,075,612 shares of common stock and 1,500,000 shares of preferred stock.

Common Stock

     Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of our directors standing for election. Subject to preferences which may be applicable to the holders of any outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of a liquidation, dissolution or winding up of the affairs of Image Technology, whether voluntary or involuntary, and subject to the rights of the holders of any outstanding shares of preferred stock, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable. The issuance of common stock or of rights to purchase common stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Preferred Stock

     The Board of Directors is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series and to increase, but not above the total number of authorized shares of preferred stock, or decrease, but not below the number of shares of such series then outstanding, the number of shares of any such series without further vote or action by the stockholders.

     The board is authorized to issue preferred stock with voting, conversion, and other rights and preferences which could adversely affect the voting power or other rights of the holders of common stock. On January 7, 2000 we issued 1,500,000 shares of preferred stock to our three founders in connection with the commencement of their employment contracts on January 1, 2000. The preferred shares have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of our common stock.

Warrants

     Each Class A $.40 Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.40 per share and each Class B $.50 Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share (collectively, the "Warrants"). Unless previously redeemed, the Warrants are exercisable at any time commencing on the date of this prospectus up until April 15, 2002. The Warrants are transferable separately from the common stock. The Warrants are subject to redemption by Image Technology at $.05 per warrant if the common stock closing bid price exceeds $1.00 for 10 consecutive trading days ending within 15 days of the date as of which the notice of redemption is given. Holders of the Warrants will automatically forfeit their rights to purchase the shares of common stock issuable under such warrants unless the warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding warrants of a class must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each registered holder of Warrants by first class mail, postage prepaid, upon 30 days' notice before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption.

     The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration or the redemption date at the offices of Image Technology's warrant agent with the subscription form on the reverse side of the certificate(s) completed and executed as indicated, accomplished by payment, in the form of a certified check payable to the order of Image Technology Laboratories, Inc., of the full exercise price for the number of Warrants being exercised.

     The Warrants contain provisions which protect the holders against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise upon the occurrence of certain events, including issuances of common stock, or securities convertible, exchangeable or exercisable into common stock, at less than market value, stock dividends, stock splits, mergers, sale of substantially all of Image Technology's assets, and for other extraordinary events; provided, however, that no such adjustment shall be made upon, among other things (i) the issuance or exercise of options or other securities under any stock option or other benefit plan offered to employee, officers or directors of Image Technology, (ii) the sale or exercise of outstanding options or warrants or the Warrants offered by this prospectus, or (iii) the conversion of shares of Image Technology's preferred stock to common stock.

     Image Technology is not required to issue fractional shares of common stock, and instead will make a cash payment based upon the current market value of such fractional shares. The holders of the Warrants will not possess any rights as shareholders of Image Technology unless and until such warrants have been exercised for shares of common stock.

Anti-takeover Effects of Provisions of Our Charter, Our By-laws and Delaware Law

     Our charter and by-laws contain provisions which could discourage potential takeover attempts and make more difficult the acquisition of a substantial block of the common stock. Our charter authorizes the directors to issue, without stockholder approval, shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and the restrictions of those preferences and rights, of the shares of each such series. Our charter provides that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. Our by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting thereof unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes to us information regarding itself and the intended nominee. Our by- laws also provide that special meetings of our stockholders may be called only by the president and must be called by the president or the secretary at the written request of a majority of the directors. Our by-laws also require a stockholder to provide to our Secretary advance notice of business to be brought by such stockholder before any stockholder meeting as well as information regarding the stockholder and others known to support the proposal and any material interest they may have in the proposed business. These provisions could delay stockholder actions which are favored by the holders of a majority of the outstanding stock until the next stockholders' meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock, because the person or entity, even after acquiring a majority of the outstanding stock, could only take action at a duly called stockholders' meeting and not by written consent.

     We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless;

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction which they may deem to be in their best interests.

     Section 203 defines "business combination" to include (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (c) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with, controlling or controlled by such entity or person.

Limitation of Liability and Indemnification

     Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Delaware law. The Delaware law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under
Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

     Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.


           The warrants and underlying shares offered by this prospectus may be sold from time to time by selling stockholders. The selling stockholders may sell the shares in the over-the-counter markets or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

          - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and

          - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

           In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders and any broker- dealers which participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions.

           If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, a prospectus supplement, if required pursuant to the Securities Act, setting forth:

          - the name of each of the participating broker-dealers,

          - the number of shares involved,

          - the price at which the shares were sold,

          - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

          - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

          - any other facts material to the transaction.

     Image Technology will not receive any of the proceeds of shares sold by the selling stockholders.

                        SHARES ELIGIBLE FOR FUTURE SALE


         Image Technology had outstanding 11,075,612 shares of common stock at June 30, 2001. Of these shares, only 3,425,000 freely tradable without restriction, except for restrictions imposed by certain state regulatory authorities, or registration under the Securities Act, except that any shares purchased by an "affiliate" of Image Technology, as defined in the rules and regulations promulgated under the Securities Act, will be subject to the resale limitations under Rule 144 under the Securities Act. The remaining shares of outstanding common stock were issued and sold by Image Technology in private transactions in reliance upon exemptions from registration under the Act. Such shares may be sold only pursuant to an effective registration statement filed by Image Technology or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Act.

         In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of Image Technology may sell shares of common stock after at least one year has elapsed since such shares were acquired from Image Technology or an affiliate of Image Technology. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of the then outstanding common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.

            Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Image Technology (and who has not been an affiliate of Image Technology for 90 days prior to the sale) and who has beneficially owned shares acquired from Image Technology or an affiliate of Image Technology for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.


           No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices.


                                  LEGAL MATTERS

         Bondy & Schloss LLP, New York, New York, has advised us with respect to the validity of the securities offered by this prospectus. Bondy & Schloss LLP owns 250,000 shares of common stock of the Company.

                                     EXPERTS

         The financial statements of Image Technology Laboratories, Inc. as of December 31, 2000 and 1999 and for the years then ended and for the period from January 1, 1998 (date of inception) to December 31, 2000 included in this prospectus have been audited by J.H. Cohn LLP, independent public accountants, as stated in their report appearing elsewhere in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

         You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)



                          INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE

Report of Independent Public Accountants                                     F-2

Balance Sheet
    December 31, 2000                                                        F-3

Statements of Operations
    Years Ended December 31, 2000 and 1999 and Period from
    January 1, 1998 (Date of Inception) to December 31, 2000                 F-4

Statements of Changes in Stockholders' Equity
    Years Ended December 31, 2000 and 1999 and Period from
    January 1, 1998 (Date of Inception) to December 31, 2000                 F-5

Statements of Cash Flows
    Years Ended December 31, 2000 and 1999 and Period from
    January 1, 1998 (Date of Inception) to December 31, 2000                 F-6

Notes to Financial Statements                                             F-7/13

Condensed Balance Sheet
    June 30, 2001 (Unaudited)                                               F-14

Condensed Statements of Operations
    Six Months Ended June 30, 2001 and 2000 and Period from
    January 1, 1998 (Date of Inception) to June 30, 2001 (Unaudited)        F-15

Condensed Statement of Changes in Stockholders' Equity
    Six Months Ended June 30, 2001 and Period from January 1, 1998
    (Date of Inception) to June 30, 2001 (Unaudited)                        F-16

Condensed Statements of Cash Flows
    Six Months Ended June 30, 2001 and 2000 and Period from
    January 1, 1998 (Date of Inception) to June 30, 2001 (Unaudited)        F-17

Notes to Condensed Financial Statements (Unaudited)                      F-18/19



                                      * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
Image Technology Laboratories, Inc.


We have audited the accompanying balance sheet of Image Technology Laboratories, Inc. (A Development Stage Company) as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 and for the period from January 1, 1998 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Technology Laboratories, Inc. as of December 31, 2000 and 1999, and its results of operations and cash flows for the years ended December 31, 2000 and 1999 and for the period from January 1, 1998 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




                                                                 J.H. COHN LLP

Roseland, New Jersey
February 13, 2001



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                                  Balance Sheet
                                December 31, 2000




ASSETS

Current assets - cash and cash equivalents                          $   725,105
                                                                    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                           $    20,663
    Accrued compensation payable to stockholders                        297,945
    Notes payable to stockholders                                         5,200
                                                                    -----------
            Total liabilities                                           323,808
                                                                    -----------

Commitments

Stockholders' equity:
    Preferred stock, par value $.01 per share; 5,000,000 shares
        authorized; 1,500,000 shares issued and outstanding              15,000
    Common stock, par value $.01 per share; 50,000,000 shares
        authorized; 10,962,862 shares issued and outstanding            109,628
    Additional paid-in capital                                        1,451,404
    Common stock subscription receivable                                (10,000)
    Unearned compensation                                              (300,000)
    Deficit accumulated in the development stage                       (864,735)
                                                                    -----------
            Total stockholders' equity                                  401,297
                                                                    -----------

            Totals                                                  $   725,105
                                                                    ===========









See Notes to Financial Statements.




                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Operations
                     Years Ended December 31, 2000 and 1999
                         and Period From January 1, 1998
                    (Date of Inception) to December 31, 2000




                                                2000            1999        CUMULATIVE
                                                ----            ----        ----------

Revenues                                    $       --      $       --      $       --

Research and development expenses                633,798                         633,798

General and administrative expenses              211,797             733         230,937
                                            ------------    ------------    ------------

Net loss                                    $   (845,595)   $       (733)   $   (864,735)
                                            ============    ============    ============

Basic net loss per share                    $       (.08)   $       --
                                            ============    ============

Basic weighted average shares outstanding     10,370,047       7,288,750
                                            ============    ============









See Notes to Financial Statements.




                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                  Statement of Changes in Stockholders' Equity
                     Years Ended December 31, 2000 and 1999
                         and Period from January 1, 1998
                    (Date of Inception) to December 31, 2000

                                             PREFERRED STOCK                     COMMON STOCK                             COMMON
                                             ---------------                    --------------          ADDITIONAL        STOCK
                                            NUMBER OF                       NUMBER OF                    PAID-IN        SUBSCRIPTION
                                             SHARES      AMOUNT               SHARE        AMOUNT         CAPITAL        RECEIVABLE
                                             ------      ------               -----        ------         -------       ------------


Issuance of shares effective as of
     January 1, 1998 to founders                                           7,288,750    $     72,887    $    (51,637)

Net loss
                                                                          ----------    ------------    ------------

Balance, December 31, 1998                                                 7,288,750          72,887         (51,637)

Net loss
                                                                          ----------    ------------    ------------

Balance, December 31, 1999                                                 7,288,750          72,887         (51,637)

Issuance of preferred stock in
     exchange for services                 1,500,000    $     15,000                                         435,000

Issuance of common stock in
     exchange for services                                                   250,000           2,500          72,500

Sales of units of common stock
     and warrants through private
     placement, net of expenses,
     in February 2000                                                        799,729           7,997         171,923

Subscription for units of common
     stock and warrants through
     private placement                                                        33,333             333           9,667    $   (10,000)

Sales of units of common stock
     and warrants through public
     offering completed in October
     2000, net of expenses                                                 2,591,050          25,911         813,951

Amortization of unearned compensation

Net loss
                                          ----------    ------------      ----------    ------------    ------------   ------------

Balance, December 31, 2000                 1,500,000    $     15,000      10,962,862    $    109,628    $  1,451,404   $    (10,000)
                                          ==========    ============    ============    ============    ============   ============






                                                         DEFICIT
                                                       ACCUMULATED
                                                         IN THE           TOTAL
                                       UNEARNED        DEVELOPMENT    STOCKHOLDERS'
                                     COMPENSATION        STAGE          EQUITY
                                     ------------      -----------    -------------


Issuance of shares effective as of
     January 1, 1998 to founders                                        $     21,250

Net loss                                                $    (18,407)        (18,407)
                                                        ------------    ------------
Balance, December 31, 1998                                   (18,407)          2,843

Net loss                                                        (733)           (733)
                                                        ------------    ------------

Balance, December 31, 1999                                   (19,140)          2,110

Issuance of preferred stock in
     exchange for services              $   (450,000)

Issuance of common stock in
     exchange for services                                                    75,000

Sales of units of common stock
     and warrants through private
     placement, net of expenses,
     in February 2000                                                        179,920

Subscription for units of common
     stock and warrants through
     private placement

Sales of units of common stock
     and warrants through public
     offering completed in October
     2000, net of expenses                                                   839,862

Amortization of unearned compensation        150,000                         150,000

Net loss                                                    (845,595)       (845,595)
                                        ------------    ------------    ------------

Balance, December 31, 2000              $   (300,000)   $   (864,735)   $    401,297
                                        ============    ============    ============




See Notes to Financial Statements.



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows
                     Years Ended December 31, 2000 and 1999
                         and Period from January 1, 1998
                    (Date of Inception) to December 31, 2000




                                                                2000           1999         CUMULATIVE
                                                                ----           ----         ----------

Operating activities:
    Net loss                                                $  (845,595)   $      (733)   $  (864,735)
    Adjustments to reconcile net loss to
        net cash used in operating activities:
        Amortization of unearned compensation                   150,000                       150,000
        Common stock issued for services                         75,000                        75,000
        Amortization of capitalized software                      2,186                         2,186
        Changes in operating assets and liabilities:
            Accrued compensation payable to stockholders         20,663                        20,663
            Accounts payable and accrued expenses               297,945                       297,945
                                                            -----------    -----------    -----------
                Net cash used in operating activities          (299,801)          (733)      (318,941)
                                                            -----------    -----------    -----------

Investing activities - software costs capitalized                                              (2,186)
                                                                                          -----------

Financing activities:
    Proceeds from issuance of notes payable to
        stockholders                                                100          5,100          5,200
    Proceeds from issuance of common stock                                                     21,250
    Net proceeds from private placement and public
        offering of units of common stock and warrants        1,024,782                     1,024,782
    Payments of deferred private placement costs                                (5,000)        (5,000)
                                                            -----------    -----------    -----------
                Net cash provided by financing activities     1,024,882            100      1,046,232
                                                            -----------    -----------    -----------

Net increase (decrease) in cash                                 725,081           (633)       725,105

Cash, beginning of period                                            24            657           --
                                                            -----------    -----------    -----------

Cash, end of period                                         $   725,105    $        24    $   725,105
                                                            ===========    ===========    ===========










See Notes to Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 1 - Business:
         Image Technology Laboratories, Inc. (the "Company") was incorporated on December 5, 1997 and commenced operations on January 1, 1998. The Company is in the process of developing picture archiving and communications software, known in the medical industry as "PACS," which will be used to input diagnostic images in digital format from original imaging sources and to store, print and display those images. Such software is used in the management of medical diagnostic images by hospitals, health maintenance organizations, group medical practices and individual radiologists to increase accuracy, reduce costs and boost productivity.

         As of December 31, 2000, the Company had not generated any revenues from operations and was still in the "development stage." Management does not expect the Company to generate any revenues from its planned operations prior to the third quarter of the year ending December 31, 2001.


Note 2 - Summary of significant accounting policies:
         Use of estimates:
            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Cash equivalents:
            Cash equivalents include all highly liquid investments with an original maturity of three months or less when acquired.

         Concentrations of credit risk:
            Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high-quality financial institutions. At times, the Company's cash and cash equivalent balances exceed the insured amount under the Federal Deposit Insurance Corporation of $100,000. At December 31, 2000, the Company had cash and cash equivalent balances that exceed Federally insured limits by approximately $556,000.

         Software development costs:
            Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company is required to charge the costs of creating a computer software product to research and development expense as incurred until the technological feasibility of the product has been established; thereafter, all related software development and production costs are required to be capitalized.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 2 - Summary of significant accounting policies (continued):
         Software development costs (concluded):
            Commencing upon the initial release of a product, capitalized software develop-ment costs and any costs of related purchased software are generally required to be amortized over the estimated economic life of the product or based on current and estimated future revenues. Thereafter, capitalized software development costs and costs of purchased software are reported at the lower of unamortized cost or estimated net realizable value. Due to the inherent technological changes in the software development industry, estimated net realizable values or economic lives may decline and, accordingly, the amortization period may have to be accelerated.

            Charges to research and development expenses for software development costs incurred prior to the establishment of technological feasibility were not material prior to 2000.

         Impairment of long-lived assets:
            The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as goodwill and capitalized software costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

         Income taxes:
            The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 2 - Summary of significant accounting policies (concluded):
         Net earnings (loss) per common share:
            The Company presents "basic" earnings (loss) per common share and, if applicable, "diluted" earnings per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per common share is calculated by dividing net income or loss applicable to common stock by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. Since the Company had a net loss in 2000, the assumed effects of the exercise of 3,000,000 options and 3,674,112 warrants outstanding at December 31, 2000 would have been anti-dilutive. The Company did not have any potentially dilutive common shares outstanding during 1999.

            The weighted average common shares outstanding shown in the accompanying statements of operations have been retroactively adjusted for a 388.733 for 1 stock split that was effected on January 7, 2000 (see Note 4).

         Stock options:
            In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will recognize compensation costs as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied.

         Recent accounting pronouncements:
            The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of December 31, 2000 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during 2000 and 1999.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 3 - Notes payable to stockholders:
         Notes payable to stockholders with a principal balance of $5,200 at December 31, 2000 were noninterest bearing and due on demand.

Note 4 - Stockholders' equity:
         Preferred stock:
            As of December 31, 2000, the Company was authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.01 per share. No shares of preferred stock had been issued as of December 31, 1999. Under the Company's Articles of Incorporation, the Board of Directors, within certain limitations and restrictions, can fix or alter preferred stock dividend rights, dividend rates, conversion rights, voting rights and terms of redemption including price and liquidation preferences.

         Issuance of preferred stock to founders:
            On January 7, 2000, the Board of Directors authorized the issuance of a total of 1,500,000 shares of preferred stock to the three founders of the Company in conjunction with the commencement of their employment agreements on January 1, 2000 (see Note 8). The preferred shares will have rights to dividends, rights with respect to liquidation and other rights equivalent to those of holders of the Company's common stock including one vote for each share held on all matters to be voted on by the Company's stockholders.

            Since the rights of the Company's preferred and common stockholders are substantially equivalent, the preferred shares were valued at $.30 per share based on the price of units of common stock and warrants that the Company sold through the private placement that was completed on February 4, 2000. The aggregate fair value of the preferred shares of $450,000 has been recorded as unearned compensation and reflected as a reduction of stockholders' equity, net of accumulated amortization, in the accompanying balance sheet as of December 31, 2000. The unearned compensation is being charged to the Company's operations over the terms of the respective employment agreements.

         Common stock:
            As of December 31, 1999, the Company was also authorized to issue up to 50,000,000 shares of common stock with a par value of $.01 per share. As of that date, it had issued 18,750 shares of common stock, or the equivalent of 7,288,750 shares as adjusted for the 388.733 for 1 stock split that was effected on January 7, 2000, to its founding stockholders for total cash consideration of $21,250 in January 1998.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 4 - Stockholders' equity (concluded):
         Private placement of units:
            On February 4, 2000, the Company completed a private placement of 799,729 units, at $.30 per unit, that was exempt from registration under the Securities Act of 1933 and received proceeds of $239,920 before related expenses of $60,000. Each unit was comprised of one share of common stock and one warrant. Each warrant gives the holder the right to purchase one share of common stock at the initial exercise price of $.40 per share and expires on October 15, 2001.

         Stock subscription receivable:
            An investor subscribed to purchase 33,333 units, at $.30 per unit, for a total subscription price of $10,000. Each unit was comprised of one share of common stock and one warrant. Each warrant gives the holder the right to purchase one share of common stock at the initial exercise price of $.40 per share and expires one year from the date of issuance.

         Shares for services:
            During March 2000, the Company issued 250,000 shares of common stock for the payment of legal services. The common shares and legal services were valued at a total of $75,000, or $.30 per share based on the price of units sold through the private placement that was completed on February 4, 2000.

         Initial public offering:
            During 2000, the Company filed a registration statement with the Securities and Exchange Commission related to an initial public offering of a minimum of 1,500,000 units, on a best-efforts, all-or-none basis and an additional 1,500,000 units on a best-efforts basis. Each unit offered consists of one share of common stock and one warrant. Each warrant will give the holder the right to purchase one share of common stock at the initial exercise price of $.50 per share, expire one year from the date of issuance and be redeemable by the Company at $.05 per warrant if the closing bid price of the common stock exceeds $2.00 for ten consecutive trading days. Management intends to use the proceeds for working capital and general corporate purposes.

            As of October 15, 2000, the date the offering closed, the Company sold 2,591,050 units at $.40 per unit from which it received proceeds of $839,862, net of related expenses of $196,558.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 5 - Income taxes:
            As of December 31, 2000, the Company had net operating loss carryforwards of approximately $567,000 available to reduce future Federal and state taxable income which will expire at various dates through 2020. The Company's only other material temporary difference as of that date was approximately $298,000 of accrued officers' compensation. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the future changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets attributable to the potential benefits of approximately $346,000 related to the net operating loss carryforwards ($227,000) and future deductibility of the officers' compensation ($119,000) by an equivalent valuation allowance as of December 31, 2000.

            The Company had also offset the potential benefits from net operating loss carryforwards of approximately $7,600 and $7,200 by an equivalent valuation allowance as of December 31, 1999 and 1998, respectively. Although the Company had pre-tax losses in each period, no credits for income taxes are included in the accompanying statements of operations as a result of the increases in the valuation allowance of $400 and $7,200 in 1999 and 1998, respectively.


Note 6 - Fair value of financial statements:
            The Company's financial instruments at December 31, 2000 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash and cash equivalents, accounts payable and accrued expenses, notes payable to stockholders and accrued compensation - stockholders. In the opinion of manage-ment, cash and cash equivalents and accounts payable and accrued expenses were carried at fair value because of its liquidity and short-term maturity. Because of the relationship of the Company and its stockholders, there is no practical method that can be used to determine the fair value of the notes payable to stockholders and accrued compensation - stockholders.


Note 7 - Stock option plan:
            In January 1998, the Company's stockholders ratified the Company's Stock Option Plan (the "Plan") whereby options for the purchase of up to 5,000,000 shares of the Company's common stock may be granted to key personnel in the form of incentive stock options and nonqualified stock options, as defined under the Internal Revenue Code. Key personnel eligible for these awards include employees of the Company, consultants to the Company and nonemployee directors of the Company. Under the Plan, the exercise price of all options must be at least 100% of the fair market value of the Company's common shares on the date of grant (the exercise price of an incentive stock option granted to an optionee that holds more than ten percent of the combined voting power of all classes of stock of the Company must be at least 110% of the fair market value on the date of grant). The maximum term of any stock option granted may not exceed ten years from the date of grant and options generally vest over three years.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements



Note 7 - Stock option plan (concluded):
            Since the Company has elected to use the provisions of APB 25 in accounting for stock options, no earned or unearned compensation cost will be recognized in the financial statements for stock options granted to employees at exercise prices that are equal to or greater than the fair market value of the Company's common stock on the date of grant. Instead, the Company makes the pro forma disclosures required by SFAS 123 of net loss as if a fair value based method of accounting for stock options had been applied.

            On January 1, 2000, the Company granted options to its founders for the purchase of a total of 3,000,000 shares of its common stock at $.33 per share (approximately 110% of the fair market value on the date of grant) that are exercisable through December 31, 2009.

            The pro forma amounts computed as if the Company had elected to recognize compensation cost for all stock options granted to employees based on the fair value of the options at the date of grant as prescribed by SFAS 123 and the related historical amounts reported in the accompanying 2000 statement of operations are set forth below:

                     Net loss - as reported                     $    (845,595)
                     Net loss - pro forma                          (1,005,595)
                     Basic weighted average
                         common shares outstanding -
                         as reported                               10,370,047
                     Basic loss per share - as reported                 $(.08)
                     Basic loss per share - pro forma                   $(.10)

            The fair value of each option granted was estimated as of the date of grant using the Black-Scholes Option-Pricing-Model with the following weighted average assump-tions:

                     Expected volatility                                   29%
                     Risk-free interest rate                                6%
                     Expected years of option life                         10
                     Expected dividends                                     0%


Note 8 - Employment agreements:
            During December 1999, the Company entered into employment agreements with its three founders that became effective on January 1, 2000 and obligate the Company to make annual aggregate payments of $450,000 in the years ending December 31, 2000, 2001 and 2002.


                                      * * *




                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                             Condensed Balance Sheet
                                  June 30, 2001
                                   (Unaudited)




                                     ASSETS

Current assets - cash and cash equivalents                          $   466,543
                                                                    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                           $     6,911
    Accrued compensation payable to stockholders                        341,118
    Notes payable to stockholders                                         5,200
                                                                    -----------
            Total liabilities                                           353,229
                                                                    -----------

Stockholders' equity:
    Preferred stock, par value $.01 per share; 5,000,000 shares
        authorized; 1,500,000 shares issued and outstanding              15,000
    Common stock, par value $.01 per share; 50,000,000 shares
        authorized; 11,075,612 shares issued and outstanding            110,756
    Additional paid-in capital                                        1,501,252
    Common stock subscription receivable                                (10,000)
    Unearned compensation                                              (225,000)
    Deficit accumulated in the development stage                     (1,278,694)
                                                                    -----------
            Total stockholders' equity                                  113,314
                                                                    -----------

            Total                                                   $   466,543
                                                                    ===========










See Notes to Condensed Financial Statements.


                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                       Condensed Statements of Operations
                     Six Months Ended June 30, 2001 and 2000
                         and Period From January 1, 1998
                      (Date of Inception) to June 30, 2001
                                   (Unaudited)




                                                   SIX MONTHS
                                                  ENDED JUNE 30,
                                            ------------------------
                                                 2001           2000       CUMULATIVE
                                                -----           ----       ----------

Revenues                                    $       --      $       --      $       --

Research and development expenses                319,908         300,000         953,706

General and administrative expenses               94,051          96,795         324,988
                                            ------------    ------------    ------------

Net loss                                    $   (413,959)   $   (396,795)   $ (1,278,694)
                                            ============    ============    ============

Basic net loss per share                    $       (.03)   $       (.04)
                                            ============    ============

Basic weighted average shares outstanding     12,450,823       9,522,816
                                            ============    ============














See Notes to Condensed Financial Statements.



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

             Condensed Statement of Changes in Stockholders' Equity
                         Six Months Ended June 30, 2001
                         and Period from January 1, 1998
                      (Date of Inception) to June 30, 2001
                                   (Unaudited)


                                                 PREFERRED STOCK                     COMMON STOCK                         COMMON
                                                 ---------------                    --------------       ADDITIONAL        STOCK
                                             NUMBER OF                       NUMBER OF                    PAID-IN      SUBSCRIPTION
                                              SHARES         AMOUNT            SHARE        AMOUNT         CAPITAL      RECEIVABLE
                                              ------         ------            -----        ------         -------     ------------

Issuance of shares effective as of
     January 1, 1998 to founders                                               7,288,750    $     72,887    $    (51,637)
Net loss
                                                                               ---------    ------------    ------------

Balance, December 31, 1998                                                     7,288,750          72,887         (51,637)
Net loss
                                                                               ---------    ------------    ------------

Balance, December 31, 1999                                                     7,288,750          72,887         (51,637)
Issuance of preferred stock in
     exchange for services                     1,500,000    $     15,000                                         435,000
Issuance of common stock in
     exchange for services                                                       250,000           2,500          72,500
Sales of units of common stock
     and warrants through private
     placement, net of expenses,
     in February 2000                                                            799,729           7,997         171,923
Subscription for units of
     common stock and warrants through
     private placement                                                            33,333             333           9,667   $(10,000)
Sales of units of common stock
     and warrants through public offering
     completed in October 2000,
     net of expenses                                                           2,591,050          25,911         813,951
Amortization of unearned
     compensation
Net loss
                                             -----------    ------------       ---------    ------------    ------------   ---------

Balance, December 31, 2000                     1,500,000          15,000      10,962,862         109,628       1,451,404    (10,000)
Issuance of common stock
     upon exercise of warrants                                                   112,750           1,128          49,848
Amortization of unearned
     compensation
Net loss
                                             -----------    ------------       ---------    ------------    ------------   ---------

Balance, June 30, 2001                         1,500,000    $     15,000      11,075,612    $    110,756    $  1,501,252   $(10,000)
                                             ===========    ============    ============    ============    ============   =========




                                                             DEFICIT
                                                           ACCUMULATED
                                                              IN THE           TOTAL
                                            UNEARNED        DEVELOPMENT    STOCKHOLDERS'
                                          COMPENSATION        STAGE          EQUITY
                                          ------------      -----------    -------------


Issuance of shares effective as of
     January 1, 1998 to founders                                            $     21,250
Net loss                                                    $    (18,407)        (18,407)

                                                            ------------    ------------

Balance, December 31, 1998                                       (18,407)          2,843
Net loss                                                            (733)           (733)
                                                            ------------    ------------

Balance, December 31, 1999                                       (19,140)          2,110
Issuance of preferred stock in
     exchange for services                  $   (450,000)
Issuance of common stock in
     exchange for services                                                        75,000
Sales of units of common stock
     and warrants through private
     placement, net of expenses,
     in February 2000                                                            179,920
Subscription for units of
     common stock and warrants through
     private placement
Sales of units of common stock
     and warrants through public offering
     completed in October 2000,
     net of expenses                                                             839,862
Amortization of unearned
     compensation                                150,000                         150,000
Net loss                                                        (845,595)       (845,595)
                                            ------------    ------------    ------------

Balance, December 31, 2000                      (300,000)       (864,735)        401,297
Issuance of common stock
     upon exercise of warrants                                                    50,976
Amortization of unearned
     compensation                                 75,000                          75,000
Net loss                                                        (413,959)       (413,959)

                                            ------------    ------------    ------------

Balance, June 30, 2001                      $   (225,000)   $ (1,278,694)   $    113,314
                                            ============    ============    ============



See Notes to Condensed Financial Statements.



                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                       Condensed Statements of Cash Flows
                     Six Months Ended June 30, 2001 and 2000
                         and Period from January 1, 1998
                      (Date of Inception) to June 30, 2001
                                   (Unaudited)



                                                                      SIX MONTHS
                                                                    ENDED JUNE 30,
                                                             ---------------------------
                                                                2001            2000        CUMULATIVE
                                                             ----------     ------------    ----------

Operating activities:
    Net loss                                                $  (413,959)   $  (396,795)   $(1,278,694)
    Adjustments to reconcile net loss to
        net cash used in operating activities:
        Amortization of unearned compensation                    75,000         75,000        225,000
        Common stock issued for services                                        75,000         75,000
        Amortization of capitalized software costs                                              2,186
        Changes in operating assets and liabilities:
            Prepaid professional fees                                          (60,000)
            Other current assets                                                   (45)
            Accrued compensation payable to stockholders         43,173        200,000        341,118
            Accounts payable and accrued expenses               (13,752)                        6,911
                                                            -----------    -----------    -----------
                Net cash used in operating activities          (309,538)      (106,840)      (628,479)
                                                            -----------    -----------    -----------

Investing activities - software costs capitalized                               (4,966)        (2,186)
                                                                           -----------    -----------

Financing activities:
    Proceeds from issuance of notes payable to
        stockholders                                                               100          5,200
    Proceeds from issuance of common stock                       50,976                        72,226
    Net proceeds from private placement of units
        of common stock and warrants                                           185,000      1,024,782
    Payments of deferred private placement costs                                               (5,000)
                                                            -----------    -----------    -----------
                Net cash provided by financing activities        50,976        185,100      1,097,208
                                                            -----------    -----------    -----------

Net increase (decrease) in cash                                (258,562)        73,294        466,543

Cash, beginning of period                                       725,105             24           --
                                                            -----------    -----------    -----------

Cash, end of period                                         $   466,543    $    73,318    $   466,543
                                                            ===========    ===========    ===========






See Notes to Condensed Financial Statements.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                     Notes to Condensed Financial Statements
                                   (Unaudited)



Note 1 - Unaudited interim financial statements:
            In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Image Technology Laboratories, Inc. (the "Company") as of June 30, 2001, its results of operations and cash flows for the six months ended June 30, 2001 and 2000, changes in stockholders' equity for the six months ended June 30, 2001 and the related cumulative amounts for the period from January 1, 1998 (date of inception) to June 30, 2001. Certain terms used herein are defined in the audited financial statements of the Company as of December 31, 2000 and for the years ended December 31, 2000 and 1999 and period from January 1, 1998 (date of inception) to December 31, 2000 (the "Audited Financial Statements") included elsewhere in this registration statement. Pursuant to rules and regulations of the SEC, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, the accompanying unaudited condensed financial statements should be read in conjunction with the Audited Financial Statements and the other information included in this registration statement.

            The results of operations for the six months ended June 30, 2001 are not necessarily indicative of the results of operations for the full year ending December 31, 2001.


Note 2 - Earnings (loss) per share:
            The Company presents basic earnings (loss) per share and, if appropriate, diluted earnings per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128").

            The rights of the Company's preferred and common stockholders are substantially equivalent. The Company has included the 1,500,000 preferred shares from the date of their issuance in the weighted average number of shares outstanding in the computation of basic loss per share for the six months ended June 30, 2001 and 2000 in accordance with the "two class" method of computing earnings (loss) per share set forth in SFAS 128.

            Since the Company had net losses for the six months ended June 30, 2001, the assumed effects of the exercise of 3,000,000 options and 3,561,362 and 1,083,062 warrants outstanding at June 30, 2001 and 2000, respectively, would have been anti-dilutive.

                       Image Technology Laboratories, Inc.
                          (A Development Stage Company)

                     Notes to Condensed Financial Statements
                                   (Unaudited)



Note 3 - Exercise of warrants:
            During the six months ended June 30, 2001, warrantholders exercised 58,750 warrants and received 58,750 shares of common stock at a price of $.50 per share or $29,375 and also exercised 54,000 warrants and received 54,000 shares of common stock at a price of $.40 per share or $21,600. As of June 30, 2001, 3,561,362 warrants are outstanding.



                                      * * *

                                     PART II

         Item 24. Indemnification of Directors and Officers.

            Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and officers under certain conditions. Article SEVENTH of the charter of Image Technology provides that Image Technology shall indemnify each person who at any time is, or shall have been, a director or officer of Image Technology, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of Image Technology, or is or was serving at the request of Image Technology as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

            Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to the corporation or its stockholders,
(b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under Section 174 of the Delaware Corporation Law or (d) any transaction from which the director derived an improper personal benefit. Article NINTH of Image Technology's charter provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of Image Technology shall be personally liable to Image Technology or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of Image Technology. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect of the liability or the alleged liability of any director of Image Technology with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

            Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. Image Technology has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of Image Technology against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures Image Technology against losses (above a deductible amount) arising from any such claims, but only if Image Technology is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of Image Technology's charter or by-laws.

         Item 25. Other Expenses of Issuance and Distribution.

            The following table sets forth the various expenses to be paid by Image Technology in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

           Filing fee of SEC.......................................    $    935*
           Accounting fees and expenses............................      25,000
           Legal fees and expenses.................................      80,000
           Printing and engraving expenses.........................      12,000
           Transfer Agent's fees ..................................       5,000
           Miscellaneous...........................................       2,065
                                                                       --------

             Total.................................................    $125,000
                                                                       ========



            * All of which has been paid previously upon initial and subsequent filing.


         Item 26. Recent Sales of Unregistered Securities

            During the past three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act. The information below is presented on a post-stock split basis.


            In January 2000, Image Technology issued 500,000 shares of preferred stock to each of its three founders in conjunction with the commencement of their employment agreements. The preferred shares were valued at $.30 per share based on the price of units that the Company was offering for sale through a private placement. The aggregate fair value of the preferred shares of $450,000 will be charged to the Company's results of operations over the terms of the respective employment contracts.


         During March 2000, Image Technology completed an offering of units for a total consideration of approximately $240,000. Each unit consisted of one share of common stock and one, one-year warrant to purchase one share of common stock at an exercise price of $0.40 per share, for an aggregate of 799,729 shares of common stock, to a limited number of accredited investors. The sales were made in reliance upon exemptions from registration provided under Section 4(2) of the 1933 Act and Rule 506 of Regulation D. The purchasers of these units acquired these securities for their own account and not with a view to any distribution thereof to the public.


           During February 2000, Image Technology issued one-year warrants to purchase 250,000 shares of common stock at an exercise price of $0.40 per share to Robert Oakes in consideration for services rendered, valued at $60,000, in reliance upon the exemptions from registration provided under Section 4(2) of the 1933 Act.



           During March 2000, Image Technology issued 250,000 shares of common stock to Bondy & Schloss LLP in consideration for services rendered, valued at $75,000, in reliance upon the exemptions from registration provided under
Section 4(2) of the 1933 Act.


           The issuances described above were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting commissions or discounts were paid.

         Item 27. Exhibits

         (a) EXHIBITS




     EXHIBIT NO.                       DESCRIPTION
     -----------        ---------------------------------------------------

          3.1*      Certificate of Incorporation of Image Technology

          3.2 * Certificate of Amendment to Certificate of Incorporation of Image Technology dated December 23, 1999

          3.3 *     By-Laws of Image Technology

          4.1 *     Specimen certificate for common stock of Image Technology

          4.2 *     Specimen certificate for preferred stock of Image Technology

          4.3 *     Form of Private Placement Warrant

          4.4 *     Form of Investor Warrant

          4.5 *     Form of Oakes Warrant

          4.6 **    Form of Subscription Agreement

          4.7       Form of Amended Warrant

          5.1***    Opinion of Bondy & Schloss LLP

         10.1*      Image Technology 1998 Stock Option Plan

         10.2* Stockholders Agreement dated January 16, 1998 among certain investors and Image Technology

         10.3* Form of Registration Rights Agreement dated February 2000 among certain stockholders of Image Technology and Image Technology

         10.4* Assignment of Intellectual Property Agreement dated as of December 18, 1997 between Image Technology and David Ryon,
                    M. D., Carlton T. Phelps, M. D. and Lewis M. Edwards.

         10.5* Form of Facility Usage and Equipment Lease Agreement by and between Rockland Radiological Group, P.L.C. and Image Technology dated January 12, 1998 II-3

         10.6* Form of Employment Agreement dated December 21, 1999 between Image Technology and David Ryon, M. D.

         10.7* Form of Employment Agreement dated December 21, 1999 between Image Technology and Carlton T. Phelps, M. D.

         10.8* Form of Employment Agreement dated December 21, 1999 between Image Technology and Lewis M. Edwards

         23.1       Consent of J.H. Cohn LLP

         23.2***    Consent of Bondy & Schloss LLP (included in Exhibit 5.1)

         24.1* Power of Attorney (contained on page II-5 of the registration statement)





            * Filed with amendment no. 1 to this registration statement (No.333-336787) on June 6, 2000.


            ** Filed with amendment no. 2 to this registration statement (No. 333-336787) on July 27, 2000.

            ***Filed with amendment no. 3 to this registration statement (No. 333-336787) on August 6, 2000.


         (b) FINANCIAL STATEMENT SCHEDULES

         All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the related notes.

         ITEM 28. UNDERTAKINGS.

            (a) The undersigned Registrant hereby undertakes to:

                (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

                (i) Include any prospectus required by Section
                10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and



                (iii) Include any additional changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

            (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

            (4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Kingston, State of New York on October 16, 2000.


                                     IMAGE TECHNOLOGY  LABORATORIES, INC.

                                       By /s/ David Ryon
                                          --------------
                                          David Ryon, MD,
                                          CEO, President, Chairman of the Board

                                          By /s/ Carlton T. Phelps

                                          Carlton T. Phelps, M.D.
                                          Chief Financial Officer,
                                          Secretary, Treasurer and Director



                                       By /s/ Lewis M. Edwards
                                          ---------------------
                                          Lewis M. Edwards
                                          Chief Technical Officer and Director

POWER OF ATTORNEY


       KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints David Ryon, as such person's true and lawful attorneys-in-fact and agents, will full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.


       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 9, 2000.




           SIGNATURE                             TITLE



/S/ DAVID RYON                    President, Chief Executive Officer, Director
--------------
David Ryon, M.D.

/S/ CARLTON T. PHELPS              Chief Financial Officer, Secretary, Treasurer
---------------------              and Director
Carlton T. Phelps


/S/ LEWIS M. EDWARDS               Chief Technical Officer and Director
-----------------------
Lewis M. Edwards